EXHIBIT 10.6




                                EXAR CORPORATION
                    EXECUTIVE INCENTIVE COMPENSATION PROGRAM

                   SPECIAL SECOND HALF FISCAL YEAR 1997 PLAN


1.0  INTENT

     The intention of the Special Second Half Fiscal 1997 Plan is to provide incentives to eligible Exar Corporation executives for achieving or surpassing established revenue and pre-tax profit goals according to the Second Half F97 Financial Plan.


2.0  MANAGEMENT PARTICIPANT QUALIFICATIONS

     2.1 Direct participation is limited to a small group of executives who have an important influence on the operation, profits, and future of Exar. Generally, only the corporate officers and the directors of major staff or line functions may be eligible.

     2.2 Participation shall be recommended by the President or Chief Financial Officer and is subject to concurrence by the Compensation Committee of the Board of Directors.

     2.3 An invitation to participate and the information divulged in connection with the program must be considered private and not be discussed with others.


3.0  FUNDING OF THE INCENTIVE PLAN POOL


     3.1  GENERAL:

          The Incentive Plan Pool will be funded upon achievement of certain revenue and pre-tax profit goals. Both revenue and pre-tax profit goals must be met at pre-established threshold levels before any pool funding takes place. Further, this plan will not be funded unless there is funding and payout for the Fiscal 1997 Key Employee Quarterly Cash Profit Sharing Program

     3.2  CALCULATION FOR POOL FUNDING

          The size of the half year executive pool is the sum of the fiscal 1997 annual base salary of the participants times their respective half year target award percentages. The pool size will be modified according to the actual revenue and profit performance levels compared to the approved financial plan for the second half of fiscal 1997.

     3.3  CALCULATION FOR INDIVIDUAL PAYOUT

          The individual payout is determined by factoring one's base salary, individual target award percentage, actual corporate revenue and pre tax profit results, and personal performance factors.


4.0  RULES

     4.1 Pre tax profits or revenues generated by system changes will be excluded for purposes of this program.

     4.2 In calculating incentive compensation, "salary" will be the total base compensation for the fiscal year, excluding any incentive pay, bonus payments, auto allowance, etc.

     4.3 It is recognized that certain unforeseen events or inequities could develop in the plan as established. Consideration will be given to unusual circumstances. Such consideration will be made at year end only, and the decision of the Compensation Committee will be final.

     4.4 Payments will be made in accordance with the final annual statements as audited by the Company's independent Certified Public Accountants. Amounts earned should be paid prior to June 15.

     4.5 This Special Second Half Plan is in force for the second half of fiscal year 1997, and it is not the intention to continue this practice in subsequent years.

     4.6 In order to remove any deterrent to a "Purchase Acquisition", the write-off of in-process R&D will be added back to profits for calculation of pre tax profit.

     4.7 The Compensation Committee determines the target award for participants.

     4.8 The program is to be in force for the second half only, and only those who are in the employ of the company and still a member of the eligible executive group through March 31 1997 will qualify for payments.

     4.9 As business conditions, participants' position, or the corporation's needs change, the Compensation Committee reserves the right to modify or cancel at any time with prior notice this Incentive Program, and participants should not presume continued participation in an Incentive Program.